UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2009

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555 ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John F. McGrath, Jr., departed as the Company’s Vice President and Chief Financial Officer on November 9, 2009.  A copy of the press release announcing his departure is attached.  In connection with the departure, the Company and Mr. McGrath have entered into a separation agreement effective November 9, 2009 (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. McGrath will receive compensation in exchange for ongoing consulting activities. The benefits to be paid to Mr. McGrath include (a) an amount approximately equal to the sum of one year of base salary, plus target bonus of 35% of annual base salary, plus 15% of annual base salary approximating one year’s target equity earnings, for a total equal to approximately 1.5 times annual base salary, (b) payment of premiums for COBRA benefits for eighteen months, and (c) continued exercisability for two years of all his outstanding Company stock options that were vested as of his departure.  A copy of the form of Separation Agreement is attached as an exhibit to this report and is incorporated herein by reference.

David Wagenseller has been named the Company’s Acting Chief Financial Officer, effective November 10, 2009. Mr. Wagenseller, age 52, joined the Company in 1986 through its acquisition of ComDesign, Inc. During his tenure with the Company, he has held various positions in the Company’s finance department and was named Vice President of Finance in 2005. He previously served in various treasury and financial planning roles and has been the Company’s corporate controller since 1999. Mr. Wagenseller earned a bachelor’s degree in accounting from California State University, Dominguez Hills.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10	Form of Separation Agreement between the Company and John F. McGrath, Jr.
99.1	Press release dated November 10, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2009

Network Equipment Technologies, Inc.

By:	/s/ FRANK SLATTERY
Name:	Frank Slattery
Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number
Description
10	Form of Separation Agreement between the Company and John F. McGrath, Jr.
99.1	Press release dated November 10, 2009